EXHIBIT 11






                     STATEMENT REGARDING THE COMPUTATION OF
                               EARNINGS PER SHARE



                                                       FOR THE FISCAL YEAR
                                                        ENDED DECEMBER 31
                                              ----------------------------------
                                                 2001        2000       1999
--------------------------------------------------------------------------------
Weighted average shares outstanding..........  5,436,117   5,623,137   5,782,930

Common stock

Common stock equivalents
   Stock options.............................         --          --          --
   Stock awards..............................         --          --          --
   ESOP shares...............................         --          --          --
                                              ----------  ----------  ----------
Total common stock equivalents ..............         --          --          --
                                              ----------  ----------  ----------
Total Weighted Average Shares Outstanding....  5,436,117   5,623,137   5,782,930
                                              ==========  ==========  ==========
Net Income................................... $8,337,000  $8,095,000  $7,823,000

Net Income Per Share.........................      $1.53       $1.44       $1.35